Exhibit 99.2


CONFERENCE CALL SCRIPT
May 30, 2002

Operator Opening Statement:
---------------------------

Good afternoon ladies and gentlemen, and thank you for participating in today's conference call with Dollar General Corporation. We would like to inform you that this call is being recorded by the WorldCom Conferencing and CCBN. Federal law dictates that no other individual or entity will be allowed to record or rebroadcast this session without permission from the Company. After a prepared statement by the Company, we will open the conference call for questions from the audience.

Beginning today's meeting is Mr. Cal Turner, Chairman and Chief Executive Officer of Dollar General Corporation. Sir, you may begin.

Cal Turner
----------

Good afternoon. This is Cal and I am pleased to open this conference call about first quarter earnings. Realizing it's late in the day for many of you, we do appreciate your joining us today. With me now are Don Shaffer, our President and Chief Operating Officer, and Jim Hagan, our Chief Financial Officer.

As the chairman and CEO of this company, I am very proud of the exceptional effort put forth by the Dollar General team during the first quarter of our fiscal year. As reported, Dollar General's net income for the first quarter of fiscal 2002 increased 26.8 percent. Excluding the restatement-related expenses from both years, net income during the current period increased by 35.3 percent. We also achieved a 15.5% increase in total sales and a 6.7% increase in same store sales. I believe these results declare our customers' endorsement of our niche - small store convenience at everyday low prices.

Also, I consider these results a clear indication that this strategic operator is doing a whole lot better job at implementing our operating plan. Our management team is energized by this performance, and we're determined to do an even better job as the year unfolds.

And now, I turn the agenda over to Jim Hagan.

Jim Hagan
---------

Thanks Cal and good afternoon everyone. Our comments during this conference call will contain historical and forward-looking information. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or " will continue" and similar expressions identify forward looking statements.

The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information are those set forth in our most recent Annual Report on Form 10-K and in the press release issued today.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

This afternoon, the Company announced financial results for the first quarter of fiscal year 2002. In accordance with the interpretations of the staff of the Securities and Exchange Commission and the normal procedures of the Company, the Company's financial statements for the first quarter of fiscal year 2002 will not be deemed to have been issued until the Company's Quarterly Report on Form 10-Q is filed, and as a result, the Company's financial statements will necessarily remain subject to adjustment until such filing.

And now on to the numbers,

Net income for the first quarter of 2002 was $45.9 million, or $0.14 per share, as compared against net income in the prior year of $36.2 million, or $0.11 per share, an increase of 26.8%. The 2002 results include $5.3 million in professional fees related to the restatement of our fiscal 1998 thru 2000 financial results; the 2001 results include $0.3 million in such restatement related expenses. Excluding restatement-related items from both years, net income and earnings per share would have been $49.3 million and $0.15 per share in the current year versus $36.4 million and $0.11 per share in the prior year, an increase of 35.3%.

Sales during the first quarter of 2002 were $1.39 billion versus $1.20 billion in the prior year, an increase of 15.5%. Same-store sales increased by 6.7%.

The gross profit rate during the quarter was 27.37% versus 26.73% in the prior year, an improvement of 64 basis points. There are two principal factors contributing to the improvement in the gross profit rate. First, the company's average mark-up on its total inventory balance was higher this year as compared to the same time last year and, second, the Company's distribution and transportation costs as a percent to sales were lower this year as compared to last year.

S,G&A expenses in the first quarter of 2002 were $297.3 million, or 21.40% of sales, versus $252.0 million, or 20.96% of sales in the prior year, an increase of 18.0%. Excluding restatement-related expenses, 2002 S,G&A expenses would have been $292.0 million, or 21.02% of sales and 2001 expenses would have been $251.7 million, or 20.93% of sales, an increase of 16.0%. This year's S,G&A expense as a percent to sales is slightly higher than last year's due principally to increased store labor costs that were incurred as part of an ongoing effort to improve store conditions.

Interest expense in the first quarter of 2002 was $10.4 million versus $11.6 million in the prior year. The lower interest expense in the current year was principally due to the reduction in the libor rate as compared against the same time last year.

The Company's effective tax rate was 36.7% this year versus 37.4% last year.

The Company opened 200 stores and closed 9 stores during the quarter. Capital expenditures during the quarter were $34.8 million. You may recall that our 2002 annual cap-ex plan is $150 million. We ended the quarter on May 3rd with $287 million in cash, up from $262 million at the beginning of the fiscal year. Our total debt outstanding was $732 million versus $735 million at the beginning of the fiscal year. Our inventories totaled $1.13 billion which was essentially unchanged from the beginning of the year.

Let me conclude with an update on 2 issues that I think many of you are interested in. First, the company is in the final stages of completing the refinancing of our credit facilities on substantially the same terms that we outlined in our press release announcing the new facility on April 17. As a refresher, the new facility is a $450 million revolver, $150 million expires in one year and $300 million expires in 3 years. All-in drawn pricing on the new facility is libor +237 basis points and the facility is secured by the same real estate assets that secure the existing facilities. While we anticipate that the facility will close sometime in mid-June we make no such assurances and would point out that such deals are not complete until the money actually moves.

Second, on May 24th, the judge in our shareholder class action litigation approved the $162 million settlement, which received no filed objections from class members. Assuming that there are no appeals filed, we expect to make the final settlement payment sometime in July. At about the same time, the Company anticipates that it will receive $4.5 million in director and officer liability insurance proceeds. As is typical in shareholder class actions, plaintiffs representing fewer than 1% of the shares traded during the class period chose to opt out of the class settlement and may elect to pursue recovery against the company on their own. The company does not believe that the resolution of any such opt out litigation will have a material effect on our financial position.

You may also recall that the Company and the individual defendants reached a settlement with the plaintiffs in the shareholder derivative lawsuits relating to the restatement. If this settlement is approved following the final hearing on June 4 and no appeals are filed, the Company will also receive in July approximately $24.8 million as a result of that settlement.

Now I'd like to turn the call over to our President and COO, Don Shaffer for the operational review.

Don Shaffer
-----------

Thanks Jim and good afternoon.

I want to comment briefly on the status of our key initiatives for 2002.

As a refresher, these key initiatives are:

First, establish and introduce standardized store work processes to improve the execution of basic retail tasks.

Second, continue the roll-out of our perpetual inventories and generate more momentum behind the project.

Third, is to devise and execute an effective disposition program for our aged and excess apparel inventory.

And fourth, the implementation of the Arthur merchandise planning system and improvement upon the merchandise planning processes.

I will also give you an update on our store openings for the first quarter.

Over the last five years, we've invested heavily in all areas of our business except one: existing stores and this year we have begun shifting investments to operations to improve both store standards and the execution of merchandising initiatives. We spent the last six months defining the work, developing efficient methods to accomplish the work and incorporating the methods into work processes with the overriding principle of simplicity for ease of execution.

In order to demonstrate the benefits, we have identified and defined the work in 7 key areas and they are:

Ordering a product,
         Receiving of merchandise,
         Stocking of merchandise in our stores,
         Presentation of that product in our stores, Selling environment and how we handle the sale
         Support within the store, and
         Staffing

Standardizing these seven initiatives will, we believe, enable us to better measure results and produce more sales, improve inventory turn, reduce shrink and ultimately, provide a better shopping experience for our customers.

To date, we have completed the roll out of the ordering process and will start the implementation of the receiving and stocking process in June. The other work processes are in various stages of development and we expect these to be in the implementation stage no later than September of this year.

Also, by the end of September, we expect to have completed our second initiative by establishing perpetual inventories in all of our stores. As I'm sure you remember, we completed 500 stores last year and plan to complete the remaining stores in 2002. To date, we have completed 2,632 inventories. As I stated earlier, we are on track to complete all of the stores by the end of September.

We anticipate that this initiative will:

Improve our in-stock position which will increase sales at the same point lowering inventory, therefore increasing turns and lowering our distribution costs by an even flow of goods to the distribution centers.

Our 3rd initiative is to reduce excess inventory through our new markdown program. Last year, we identified $116 million in excess and aged inventory in our stores. Our objective is to sell-through this inventory by the end of 2002. Our budget provides markdowns for SKU-specific items, after-season events and, of course, clothing.

We carefully analyze our markdown performance weekly and currently have no information that would lead us to change our markdown estimates.

Moving to our fourth initiative, we are continuing the strides we've made in managing inventory by implementing and leveraging our Arthur Merchandise System. The implementation of this system will:

         Allow merchandise planning to the class level rather than a department levels we do today.

         Allow assortment planning within the class, and

         Improve merchandise allocations based on individual store criteria and requirements.

Finally our store opening plan for 2002 called for the addition of 600 stores this year and in the first quarter, as Jim mentioned earlier, we opened 200 stores.

In closing, I believe we had an excellent quarter, however, we know we still have tremendous opportunities. I believe we have the plan - the people and the momentum to maximize these opportunities in the remainder of 2002.


Before we begin our question and answer session, Cal Turner has a few closing remarks. Cal.

Cal Turner
----------

Thank you Don. Before we open the agenda for any questions, please allow me to bring you up to date on a transition in our investor relations department.

A few weeks ago, Kiley Fleming informed us that she will be getting married later this year and relocating. Although she is obviously excited about her wedding plans, both Kiley and the Company are disappointed about her departure from Dollar General and Nashville. Kiley has worked for Dollar General for eight years and we will certainly miss her, yet wish her all the best in the future.

I am delighted to inform you that we recently have recruited Emma Jo Kauffman to serve as Senior Director of Investor Relations. Emma Jo has a great deal of experience in IR, having most recently served as Vice President, Investor Relations and External Communications for Autozone.

Emma Jo will join us full-time June 10, and while we are all looking forward to working with her, I believe Jim Hagan will be the most relieved when Emma Jo is on board. We have been a bit short-handed of late from an investor relations perspective, and I apologize for any gaps in our following up with you that may have surfaced. Investor relations has always been an important priority for Dollar General and it will continue to be one in the future. Emma Jo knows she's going to be behind as soon as she gets here, but she's a quick study and I believe you will find that she is very responsive and you will enjoy working with her.

Now, if there are any questions, we would be happy to answer them for you. Operator, we're ready for the first question.


[Q & A Session]